Exhibit 99.1
NEWS RELEASE

July 17, 2008

GPS Industries Files Patent Infringement Suit against ProLink And Other Parties

Company Seeks To Prevent Unauthorized Use Of Its Patented On-Screen Advertising and Position-Based Screen Scrolling Technologies

VANCOUVER, BRITISH COLUMBIA-- (July 16, 2008) - GPS Industries, Inc. (GPSI) (OTCBB:GPSN), the world's leading provider of Wi-Fi-enabled golf management systems, announced today that it has filed suit for patent infringement in the United States District Court for the Northern District of Illinois against ProLink Holdings Corp. (OTC Bulletin Board: PLKH), ProLink Solutions, LLC, ABC National Television Sales, Inc., and LinksCorp, Inc. The suit alleges infringement of U.S. Patent No. 5,685,786, which relates to on-screen display of centrally transmitted advertising and tournament standings information. GPSI has also asserted U.S. Patent No. 5,438,518, which relates to the Company’s position-based hole advance and screen scrolling technology. The Complaint also alleges that the ProLink companies have made false representations in the marketplace and in connection with financing activities that they own rights in the ‘518 patent, when in fact they hold no interest in the patent are not authorized to utilize the technology it covers.

David Chessler, CEO of GPS Industries, offered the following comments: “Today’s filing is an important step in our strategy to establish the Company’s patent rights through the court system and to clear up the confusion ProLink has attempted to create in the marketplace. Our management team and key investors are committed to pursuing this legal strategy to a successful outcome. GPS Industries has invested millions of dollars in its intellectual patent portfolio. We have a responsibility to our investors and shareholders to vigorously defend these patents against any infringing parties. ”

ABOUT GPS INDUSTRIES, INC.
GPS Industries, Inc. (GPSI) develops and markets GPS and Wi-Fi multimedia solutions to enable managers of golf facilities, resorts, and residential communities to improve operational efficiencies and generate new revenue streams. The Company's Inforemer® Management Solutions product line provides integrated software applications and high-resolution cart mounted display panels that vividly illustrate each hole, providing precise distance measurement information, strategic playing tips and targeted advertising messages to the golfer while enabling the course with state-of-the-art management capabilities such as cart tracking, food and beverage service, and tournament sponsorships. The patented system is seamlessly connected via a high-speed Wi-Fi network that enables the entire facility into a wireless hot spot. GPSI now has an installed base of over 320 active course installations worldwide. For additional information, please visit www.gpsindustries.com.

Forward-Looking Statements
Some statements contained in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company's ability to generate revenues and other factors as described in the Company's literature and filings with the Securities and Exchange Commission.

CONTACT:

David Chessler
Chief Executive Officer
604-576-7442
IR@gpsindustries.com